T. Rowe Price Emerging Markets Corporate Bond Fund

Unaudited                                                                                                             June 30, 2012

Notes to Financial Statements

T. Rowe Price International Funds, Inc. (the corporation), is registered under the Investment Company Act of 1940 (the 1940 Act). The Emerging Markets Corporate Bond Fund (the fund) is a diversified, open-end management investment company established by the corporation. The fund seeks to provide high current income and, secondarily, capital appreciation. The fund has two classes of shares: the Emerging Markets Corporate Bond Fund original share class, referred to in this report as the Investor Class, offered since May 24, 2012, and the Emerging Markets Corporate Bond Fund–Advisor Class (Advisor Class), offered since May 24, 2012. Advisor Class shares are sold only through unaffiliated brokers and other unaffiliated financial intermediaries that are compensated by the class for distribution, shareholder servicing, and/or certain administrative services under a Board-approved Rule 12b-1 plan. Each class has exclusive voting rights on matters related solely to that class; separate voting rights on matters that relate to both classes; and, in all other respects, the same rights and obligations as the other class.

T. Rowe Price Emerging Markets Local Currency Bond Fund

Unaudited                                                                                                           June 30, 2012

Notes to Financial Statements

T. Rowe Price International Funds, Inc. (the corporation), is registered under the Investment Company Act of 1940 (the 1940 Act). The Emerging Markets Local Currency Bond Fund (the fund) is a nondiversified, open-end management investment company established by the corporation. The fund seeks to provide high income and capital appreciation. The fund has two classes of shares: the Emerging Markets Local Currency Bond Fund original share class, referred to in this report as the Investor Class, offered since May 26, 2011, and the Emerging Markets Local Currency Bond Fund–Advisor Class (Advisor Class), offered since May 26, 2011. Advisor Class shares are sold only through unaffiliated brokers and other unaffiliated financial intermediaries that are compensated by the class for distribution, shareholder servicing, and/or certain administrative services under a Board-approved Rule 12b-1 plan. Each class has exclusive voting rights on matters related solely to that class; separate voting rights on matters that relate to both classes; and, in all other respects, the same rights and obligations as the other class.